FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. AGAIN RAISES ITS 2013 GUIDANCE AND
PROVIDES PRELIMINARY GUIDANCE FOR 2014

New York, New York, September 12, 2013:  Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that once again it is raising 2013 guidance and is now looking for net sales to come in at approximately $540 million resulting in net income attributable to Inter Parfums, Inc. of approximately $1.18 per diluted share.  The Company also announced preliminary 2014 guidance which calls for net sales of approximately $475 million, representing a nearly 16% increase compared to anticipated sales of ongoing brands (excluding Burberry) in 2013.  The Company's preliminary guidance for 2014 net income attributable to Inter Parfums, Inc. is approximately $0.90 to $0.95 per diluted share.  Guidance assumes the dollar remains at current levels.

Discussing 2014, Jean Madar, Chairman and CEO of Inter Parfums commented, "We are looking for solid growth in both our European and U.S.-based operations.  Expectations remain high for our largest brands, Lanvin, Jimmy Choo and Montblanc.  Also, new fragrances for Repetto and Boucheron begin rolling out this fall and we have major new product launches for Balmain and Karl Lagerfeld coming to market in 2014."

On the subject of U.S.-based operations, Mr. Madar noted, "In 2014, our sales should benefit from recently signed license agreements with Alfred Dunhill, Agent Provocateur and Shanghai Tang for which we have new product launches planned.  We will also introduce fragrances for a number of our established brands, and reinvigorate existing lines with new packaging."

Russell Greenberg, Executive Vice President & CFO noted, "As a result of the current strong performance of our brands, we have raised our 2013 sales guidance to approximately $540 million.  As we reported last month, during the second half of the year, we are investing heavily in promotion and advertising to bolster support for the aforementioned product launches and the continued worldwide development of our largest brands.  Nonetheless, we have increased our 2013 guidance for net income attributable to Inter Parfums, Inc. to approximately $1.18 per diluted share.  Our previous forecast for net sales was $525 million resulting in net income attributable to Inter Parfums, Inc. of $1.14 per diluted share.  Regarding both 2013 and 2014, we plan to update our guidance as appropriate as we gain greater visibility over time."  Guidance assumes the dollar remains at current levels.

In the 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson and Nine West.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.  In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2012 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release is important supplemental measures of operating performance to investors.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Fred Buonocore (212)836-9607/fbuonocore@equityny.com Linda Latman (212) 836-9609/llatman@equityny.com www.theequitygroup.com